Exhibit 99.2

S&W Calls Class A Warrants ("SANWW")

For Immediate Release

Contact:	Robert Blum, Joe Dorame, Joe Diaz Lytham Partners, LLC 602-889-9700 sanw@lythampartners.com www.lythampartners.com	Matt Szot Chief Financial Officer S&W Seed Company 559-884-2535 www.swseedco.com

FIVE POINTS, California - March 12, 2013 - S&W Seed Company (Nasdaq: SANW, SANWW, SANWZ) today announced the call for redemption of the Class A warrants to purchase shares of common stock sold in its initial public offering in May 2010 (the "Class A Warrants"). Registered holders of the Class A Warrants will have until April 15, 2013 to exercise each Class A Warrant for one share of common stock at a price of $7.15 per share. The Class A Warrants will cease to be traded on the NASDAQ Capital Market at the close of the market on April 15, 2013.

Any Class A Warrants not exercised by the registered holders by April 15, 2013 will automatically expire at 5:00 p.m. Pacific time on the last day of the call exercise period, and S&W will remit to the registered holders of such expired Class A Warrants the sum of $0.25 per Class A Warrant, upon surrender of the warrant certificate representing such expired Class A Warrants. After expiration of the call period, registered holders of expired Class A Warrants will have no rights or privileges with respect to such Class A Warrants, other than to receive the redemption amount. The common stock underlying the Class A Warrants is registered pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission.

The Company has engaged multiple broker-dealers, each on a non-exclusive basis, as its agents for the solicitation of the exercise of the Class A Warrants. To the extent not inconsistent with the guidelines of the Financial Industry Regulatory Authority and the rules and regulations of the Securities and Exchange Commission, S&W will pay each broker-dealer that it engages a warrant solicitation fee of $0.3575 (5% of the exercise price) for each Class A Warrant exercised if the exercise was solicited by the broker-dealer. The warrant solicitation fee will not be paid to warrant holders who exercise warrants on their own behalf.

The Class A Warrants are eligible to be called for redemption by the Company because during each day in the five consecutive trading day period commencing on February 28, 2013 and ending on March 6, 2013, the closing sale price of the common stock exceeded $8.80 per share. The Class A Warrants are currently exercisable for an aggregate of 1,217,071 shares of common stock. If all such currently outstanding warrants are exercised within the call exercise period, then the Company will issue an aggregate of 1,217,071 shares of common stock at $7.15 per share and receive gross exercise proceeds of approximately $8,702,057. On the other hand, if all such Class A Warrants are redeemed by the

Company pursuant to the notice of redemption, then the Company will pay to the registered holders of such Class A warrants an aggregate of approximately $304,267.75.

The Class B Warrants that were also issued in the Company's initial public offering will remain trading on the NASDAQ Capital Market under the trading symbol "SANWZ" until their expiration on May 3, 2015 or earlier, if the conditions for redemption of those warrants are satisfied and the Company elects to exercise its redemption right.

If you are a beneficial holder of the Class A Warrants subject to the notice of redemption (i.e., your Class A Warrants are held in a brokerage firm), you are advised to contact your broker, Lytham Partners (S&W's investor relations firm) at 602-889-9700, or the Company's chief financial officer, Matthew Szot at 559-884-2535.

This release is neither an offer to sell nor a solicitation of an offer to buy any securities of S&W Seed Company.

About S&W Seed Company
Founded in 1980 and headquartered in the Central Valley of California, S&W Seed Company is a leading producer of warm climate, high yield alfalfa seed varieties, including varieties that can thrive in poor, saline soils, as verified over decades of university-sponsored trials. S&W also offers seed cleaning and processing at its 40-acre facility in Five Points, California and has recently launched a business expansion initiative centered on its plan to mass produce stevia leaf in the U.S. in response to growing global demand for the all-natural, zero calorie sweetener from the food and beverage industry. For more information, please visit www.swseedco.com.

Safe Harbor Statement
This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors and other risks identified in the Company's 10-K for the fiscal year ended June 30, 2012, and other filings made by the Company with the Securities and Exchange Commission.

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